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                                                                  Exhibit 10.169


                                OPERATING AGREEMENT
                                         OF
                         AMERICAN FINANCIAL EXCHANGE L.L.C.


          THIS OPERATING AGREEMENT (this "Agreement") of AMERICAN FINANCIAL EXCHANGE L.L.C. (the "Company") is dated as of May 20, 1998, and is entered into by and between M-C HARSIMUS PARTNERS L.P. ("MCHP") and COLUMBIA DEVELOPMENT COMPANY, L.L.C. ("Columbia") as members (each a "Member" and collectively, the "Members").

                                PRELIMINARY STATEMENTS

          MCHP and Columbia desire to jointly acquire, own, develop, manage, lease, operate, encumber and/or sell certain real property, as more particularly described in SCHEDULE "A" attached hereto, located in Jersey City, New Jersey, and commonly known as Harsimus Cove (the "Real Property");

          Columbia has executed that certain Agreement for Sale and Purchase of Land, dated July 2, 1996; as amended by that certain First Amendment to Agreement for Sale and Purchase of Land, dated as of July 2, 1996; as amended by that certain Second Amendment to Agreement for Sale and Purchase of Land, dated as of March 17, 1997; as amended by that certain Third Amendment to Agreement for Sale and Purchase of Land, dated as of June, 1997; and as amended by that certain Fourth Amendment to Agreement for Sale and Purchase of Land, dated as of September 15, 1997 (collectively, the "Acquisition Contract") by and between National Bulk Carriers, Inc. (the "Seller") and Columbia (the "Buyer"), with respect to the Real Property; as well as a License Agreement, dated as of September 15, 1997 (the "License Agreement"), permitting access to the Real Property prior to closing of title for the purposes described therein;

          MCHP's predecessor-in-interest and Columbia entered into a Development Agreement, dated January 13, 1997 (the "Development Agreement") in order to jointly undertake certain development of the Real Property under the terms set forth therein;

          Columbia has entered into a parking agreement with Port Imperial Ferry Corp. ("PIFC"), dated April 3, 1998 (the "Parking Agreement"), which agreement provides for the operation of a parking facility on the Real Property;

          MCHP's affiliate, Cali Harborside (Fee) Associates L.P. ("CHFA"), is the current owner of certain real property in Jersey City, New Jersey adjacent to the Real Property and commonly known as Harborside Center ("Harborside"). CHFA has entered into a ferry agreement, dated as of April 30, 1998 (the "Ferry Agreement"), with PIFC for the provision of ferry service by PIFC to and from Harborside, servicing midtown Manhattan and downtown Manhattan for the benefit of the Real Property; and



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          The Members desire to form a limited liability company under the New
Jersey Limited Liability Company Act, N.J.S.A. 42:2B-1,
ET SEQ., as amended from time to time (the "Act") to more specifically provide for the future development of the Real Property, as more specifically set forth below.

          Accordingly, in consideration of ten dollars ($10.00), the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                     ARTICLE I
                                    DEFINITIONS

           The following terms shall have the following meanings:

           "Accountant" shall mean Schonbraun Safris McCann Bekritsky & Co., LLC, Price Waterhouse, or the successors and assigns of either, as selected by MCHP in its sole discretion, or, if such firms shall cease to exist, such other accounting firm as shall be acceptable to MCHP in its sole discretion.

           "Additional Capital Contribution" means each Member's pro rata share of any Additional Funds as determined pursuant to
SECTION 4.1 and
SECTION 4.4.

           "Additional Funds" means the amount of additional funds required by the Company in excess of the Members' initial Capital Contributions pursuant to
SECTION 4.1(A).

           "Additional Member" means any person or entity who acquires an Interest in the Company pursuant to the terms of this Agreement, other than the parties hereto.

           "Adjusted Capital Account" means with respect to any Member, such Member's Capital Account as adjusted by the items described in Sections 1.704-2(g)(1), 1.704-2(i)(5) and 1.704-1(b)(2)(ii)(d)(4),(5) and (6) of the
Treasury Regulations.

           "Affiliate" means with respect to any Member (i) any corporation, partnership or other entity directly or indirectly controlling, controlled by or under common control with such Member, or (ii) any officer, director or trustee of any corporation, partnership or other entity directly or indirectly controlling, controlled by or under common control with such Member. For purposes hereof, the terms "control", "controlling" or "controlled by" mean the direct or indirect ownership of more than 20% of the voting or beneficial interest in such entity.

           "Agreement" means this Operating Agreement as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

           "Capital Account" shall means the accounts maintained for each Member as set forth in SECTION 4.8.


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           "Capital Contribution" means any contribution to the capital of the
Company in cash or property by a Member, or Members, as the case may be pursuant to the provisions of SECTION 4.1.

           "Capital Transaction" means (i) any transaction by the Company (other than receipt of Capital Contributions) not in the ordinary course of the Company's business, including without limitation, sales of the Property (or any part thereof), damage recoveries (to the extent not applied to restoration), insurance proceeds (to the extent not applied to restoration), casualty or condemnation proceeds (to the extent not applied to restoration) or other similar transactions and (ii) any financing or re-financing of the Property (or any part thereof).

           "Certificate of Formation" of the Company means the Certificate of Formation filed with the Secretary of State, State of New Jersey, pursuant to the Act to form the Company, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Dissociation" means the events described in Section 7.2.

           "Depreciation Deductions" means the depreciation deductions allowed by the Code with respect to the Property.

           "Default Loan" means the loan described in
SECTION 4.5 made on behalf of a Noncontributing Member.

           "Gain from a Capital Transaction" means the gain recognized by the Company attributable to a Capital Transaction, determined in accordance with the method of accounting used by the Company for federal income tax purposes. In the event there is a revaluation of the Property and the Capital Accounts are adjusted pursuant to SECTION 4.8(C), Gain from a Capital Transaction shall be computed by reference to the "book items" and not the corresponding "tax items".

           "Interest" means a Member's interest in the Company as described in
SECTION 4.2.

           "Involuntary Withdrawal" means, with respect to any Member, the occurrence of any of the events of Dissociation, set forth in SECTION 7.2.

           "Loss from a Capital Transaction" means the loss recognized by the Company attributable to a Capital Transaction, determined in accordance with the method of accounting used by the Company for federal income tax purposes. In the event there is a revaluation of the Property and the Capital Accounts are adjusted pursuant to SECTION 4.8(C), Loss from a Capital Transaction shall be computed by reference to the "book items" and not the corresponding "tax items".


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           "Member" means each of the parties that have executed this Agreement and each of the parties that may hereafter become Substitute Members pursuant to this Agreement.

           "Member's Representative" means that person or entity which shall have the authority, on behalf of the applicable Member, to bind such member with respect to matters arising under this Agreement.

           "Net Cash Flow" means the gross receipts and other miscellaneous revenue derived from Company operations (excluding Net Proceeds) less all cash operating expenses of the Company including, without limitation, (i) debt service on any Company loans (excluding the payment of interest and outstanding principal on Default Loans), (ii) taxes and other fees incurred in connection with the operation of the Company, and (iii) increases, if any, in reserves established by the Members from time to time for working capital and other purposes.

           "Net Proceeds" means the net proceeds available to the Company from a Capital Transaction after deducting all costs and expenses incurred in connection therewith (including brokerage fees and commissions).

           "Net Profit" and "Net Loss" means the net income (including income exempt from tax) and net loss (including expenditures that can neither be capitalized nor deducted), respectively, of the Company, determined in accordance with the method of accounting used by the Company for federal income tax purposes but excluding any Gain or Loss from a Capital Transaction.

           "Property" means all real, personal and mixed properties, cash, assets, interests and rights of any type owned by the Company (directly or indirectly), including, without limitation, the Real Property. All assets acquired with Company funds or in exchange for the Property shall constitute the Property.

           "Substitute Member" means each of those people or entities admitted to the Company as Members, as permitted by Article VIII of this Agreement.

           "Transfer" means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, exchange or other relinquishment, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, attach, exchange or otherwise relinquish.

           "Treasury Regulations" means the regulations promulgated under the Code.

           "Unanimous Consent of the Members" shall mean the consent of the Members holding 95% of the Interest in the Company.

          "Unpaid Preferred Return" means for any period an amount equal to the amount of interest that would accrue, cumulative and compounded, on MCHP's Unrecovered Capital Contributions, computed at an interest rate of nine (9%) percent per annum, reduced (but not below zero) by the amount of any distributions made to MCHP pursuant to SECTIONS 6.2(A)(I) AND 6.3(B).


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          "Unrecovered Capital Contribution" means for MCHP an amount equal to the aggregate amount of its capital contribution(s) made pursuant to this Agreement reduced by the aggregate amount of distributions theretofore made to MCHP pursuant to
SECTION 6.3(C).

          "Voluntary Withdrawal" means a Member's Dissociation from the Company by means other than a Transfer or Involuntary Withdrawal.



                                     ARTICLE II
                               ORGANIZATION AND TERM

          2.1 FORMATION. The Members do hereby agree to form the Company under the name of American Financial Exchange L.L.C. for the purpose and scope set forth herein. Pursuant to the provisions of the Act, the formation of the Company shall be effective upon the execution hereof and the filing of the Certificate of Formation.

          In order to maintain the Company as a limited liability company under the laws of the State of New Jersey, the Company shall from time to time take appropriate action, including the preparation and filing of such amendments to the Certificate of Formation and such other assumed name certificates, documents, instruments and publications as may be required by law, including, without limitation, action to reflect:

          (i)    a change in the Company name;

          (ii) a correction of a defectively or erroneously executed Certificate of Formation;

          (iii) a correction of false or erroneous statements in the Certificate of Formation or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members; or

          (iv) a change in the time for dissolution of the Company as stated in the Certificate of Formation and in this Agreement.


          2.2 TERM. The term of the Company shall commence upon filing the Articles of Organization and shall continue in perpetuity, unless dissolved following an event set forth in
SECTION 9.1 hereof.

          2.3 REGISTERED AGENT AND OFFICE. The registered office of the Company in the State of New Jersey is c/o Mack-Cali Realty, L.P., 11 Commerce Drive, Cranford, New Jersey 07016, Attn: Roger W. Thomas, Esq. The name and address of the registered agent of the Company for service of process on the Company in the State of New Jersey is Mack-Cali Realty, L.P., 11 Commerce Drive, Cranford, New Jersey 07016. At any time, the Company may


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designate another registered agent and/or office by amending the Certificate of
Formation pursuant to the Act.

          2.4 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be c/o Mack-Cali Realty, L.P., 11 Commerce Drive, Cranford, New Jersey 07016. At any time, the Company may change the location of its principal place of business and may establish additional offices.

          2.5 OTHER INSTRUMENTS. Each Member hereby agrees to execute and deliver to the Company within ten (10) days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Company reasonably deems necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.



                                    ARTICLE III
                         PURPOSES AND POWERS OF THE COMPANY

           3.1   PURPOSES OF THE COMPANY.

           (a) The purposes of the Company's business are to acquire, own, develop, manage, operate, maintain, encumber and sell the Real Property and to conduct such other activities as may be necessary, appropriate and incidental to the foregoing purposes in connection therewith, and to engage in any other business permitted under the Act as unanimously approved by the Members.

          (b)
DEVELOPMENT OF THE REAL PROPERTY. Columbia and MCHP have completed the construction of certain bulkhead improvements for the Real Property, pursuant to
(i) the Army Corp. of Engineer Permit No. 14767, dated March 22, 1988, as amended by letter dated July 26, 1989, as further amended by letter dated March 23, 1991, as further amended by letter dated February 25, 1994, and as further amended by letter dated April 23, 1996 (the "Army Corps Permit"); and (ii) the New Jersey Department of Environmental Protection Waterfront Development Permit No. 0906-92-0005.2, issued December 23, 1997 (the "Waterfront Development Permit", and together with the Army Corps Permit, the "Waterfront Permits").
The Company shall, promptly following the execution of this Agreement, complete parking lot improvements and a waterfront walkway at the Real Property, as more fully set forth in the Waterfront Permits (collectively, the "Improvements") in accordance with (i) those certain plans and specifications approved by the Members, attached hereto as EXHIBIT "D" (the "Plans and Specifications"); (ii) that certain budget approved by MCHP attached hereto as EXHIBIT "E" (the "Budget"); (iii) the Parking Agreement; and (iv) all applicable legal requirements. Columbia acknowledges that the Ferry Agreement will be contingent upon the availability of and access to sufficient parking on the Real Property for PIFC's ferry passengers. At closing of title for the Real Property, MCHP shall make a Capital Contribution to the Company sufficient to allow the


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Company to reimburse Columbia for those costs actually incurred by Columbia through the date hereof with respect to the construction of the Improvements (the "Development Costs"), which Development Costs are more particularly set forth in EXHIBIT "F" attached hereto; PROVIDED, HOWEVER, that MCHP's Capital Contribution pursuant to this paragraph shall constitute an Unrecovered Capital Contribution, and shall be entitled to an Unpaid Preferred Return, recoverable by MCHP as provided in this Agreement.

          3.2 POWERS OF THE COMPANY. In furtherance of the purpose of the Company as set forth in SECTION 3.1, the Company shall have the power and authority to take in its name all actions necessary, useful or appropriate in the Members' discretion to accomplish its purpose and take all actions necessary, useful or appropriate in connection therewith. In addition, the Company shall take all actions that are or may become necessary to insure that Mack-Cali Realty Corporation maintains its status as a real estate investment trust under Section 856 of the Code and applicable Treasury Regulations, provided that such actions shall not materially and adversely affect Columbia.





                                     ARTICLE IV

                    MEMBER'S CAPITAL CONTRIBUTIONS AND INTERESTS

          4.1    CAPITAL CONTRIBUTIONS.

          (a) Upon execution hereof, each Member shall be obligated to contribute to the capital of the Company, in cash or property, as its initial Capital Contribution the amount set forth opposite its name on EXHIBIT "A" attached hereto.

          (b) Upon the execution of this Agreement, Columbia shall assign to the Company all of Columbia's right, title and interest under:

     (i) The Acquisition Contract, including, without limitation, the right to receive a warranty deed to Seller's fee estate in the Real Property;

     (ii) The License Agreement;

     (iii)       That certain parking agreement with PIFC;

     (iv) A certain Leasing Representation Agreement, dated June 10, 1997, with Insignia/Edward S. Gordon Co., Inc.;

     (v) Any and all other agreements, entered into by Columbia to effectuate the development of the Real Property, including, without limitation, agreements with engineers, architects, environmental experts and attorneys; and


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     (vi) All municipal, state and federal approvals and permits relating to the ownership, development and operation of the Property.

Columbia represents to MCHP (i) that Columbia has full right and authority to assign the foregoing to the Company and that Columbia is not in default under any of the foregoing agreements, rights or permits; (ii) that, to the best of Columbia's knowledge, no event, fact or circumstance then exists that, with the giving of notice or the expiration of any applicable cure period, would constitute a default hereunder or under any of the agreements, rights or permits referenced herein; (iii) that Columbia has not entered into any other agreements with respect to or affecting the Property; (iv) that Columbia has not created or suffered to exist any encumbrance or other obligation affecting the Property except those set forth on
EXHIBIT "B" attached hereto and as indicated in Title Commitment No's. 97-TA-0524 (Block 15, Lot 36) and 97-TA-0504 (Block 15, Lot 35) issued by Chicago Title Insurance Company, each dated August 31, 1996.

          (c) MCHP shall, on behalf of the Company, remit the sum of $7,990,700.00 (the "Purchase Price"), in cash, to Seller for the purchase of the Property, as required by the Acquisition Contract. The Purchase Price funds advanced by MCHP shall be considered a Capital Contribution, and shall constitute an Unrecovered Capital Contribution entitled to an Unpaid Preferred Return, recoverable by MCHP as set forth in this Agreement.

          (d) MCHP shall make Capital Contributions to the Company to the extent required by the terms of SECTION 3.1(B) and SECTION 4.1(C). In the event that any Member determines that the Company requires additional funds (i) to make any payments due under any third party loan to the Company (other than a balloon payment of principal at maturity) the failure of which would give the lender thereunder the right to accelerate the loan; (ii) to make payments on account of real estate taxes and other municipal charges and levies so that same may be paid prior to the delinquency thereof; (iii) to make payments on account of any insurance policies insuring the Company assets; or (iv) to make payments on account of legal services rendered to the Company, such Member shall notify the other Members in writing of the total cost of such charges (the "Required Amount") and each Member's share of the amount required to pay such costs. Within fifteen (15) days of such notice, any Member may, but is not obligated to, make a Capital Contribution in the amount of its share of the Required Amount. Pending the receipt by the Company of the Required Amount, any Member shall be entitled to advance to the Company the entire Required Amount (and to receive a Nine Percent (9.0%) return thereon until repaid) if such Member shall determine in good faith that the Company may incur any liability or additional expense if the matter giving rise to the need for the Capital Contribution is not timely satisfied. No Member shall have an obligation to make any Capital Contribution except as expressly set forth herein.

          4.2 INTERESTS. A Member's Interest in the Company shall be represented by the percentage interest held by such Member, as set forth on EXHIBIT "C" attached hereto.

          4.3 NO REQUIREMENT OF ADDITIONAL FUNDS. Except as expressly provided in this Agreement or as required by law, no Member shall be required to make any Capital


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Contributions to the capital of the Company.  Without limiting the foregoing, no
Member shall be required to contribute to the capital of the Company to restore a deficit in the Member's Capital Account existing at any time. No Member will be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company. No Member shall be responsible for any liabilities or obligations of any other Member.

          4.4    ADDITIONAL FUNDS.

                 If the Members in their sole discretion determine that the Company requires additional funds in excess of the Capital Contributions made by the Members pursuant to this Agreement (the "Additional Funds") and the Company is unable to borrow the required funds on commercially reasonable terms and conditions, then the Members shall advise each Member of the amount of its pro rata share of the Additional Funds in accordance with each Member's Interest in the Company pursuant to SECTION 4.2. Within fifteen (15) days of such notice, each Member may, but is not obligated to, make a Capital Contribution to the Company in the amount of its pro rata share of the Additional Funds in accordance with its Interest in the Company pursuant to SECTION 4.2.

          4.5    DEFAULT LOANS.

          (a) If any Member fails to make (in whole or in part) its Capital Contribution pursuant to SECTION 4.1(D) and/or SECTION 4.4 (any such Member is herein referred to as a "Noncontributing Member"), then any Member that has made its Capital Contribution (any such Member is herein referred to as a "Contributing Member") shall have the option to make a Default Loan to the Company on behalf of the Noncontributing Member equal to the Capital Contribution not made by the Noncontributing Member (a "Default Loan"), on the
terms and conditions set forth in SECTION 4.5(B) below.   In the event that more
than one Contributing Member desires to make a Default Loan on account of the Noncontributing Member, such Contributing Members shall be permitted to participate in proportion to their respective Interests exclusive of the Interest of the Non-Contributing Member.

          (b) A Default Loan (which for all purposes of this Agreement shall include all accrued and unpaid interest thereon) made on behalf of a Member due to its failure to make its Capital Contribution shall bear interest from the date such Capital Contribution is due at an annual rate equal to the rate announced from time to time in The Wall Street Journal as the "prime rate" plus four (4) percentage points, and shall mature upon the liquidation of the Company if not otherwise paid in full pursuant to the terms of this Agreement. In the event that The Wall Street Journal shall no longer be published, then the Member entitled to payments of interest shall be entitled to select, in its reasonable discretion, an alternative publication or institutional "prime" or "base" rate (and, if there is more than one such Member, then the Member with the greatest Interest shall be entitled to make such selection). Any Default Loan and interest thereon shall be required to be repaid by the Noncontributing Member only to the extent distributions are made to such Member as set forth in
SECTION 6.2 and SECTION 6.3, and no Noncontributing Member shall have any personal liability for the repayment of same or any interest thereon. In the event that there shall be more than one Default Loan during the term of


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this Agreement, then the application of the various rights set forth in this
SECTION 4.5 shall be applied separately to each such Default Loan.

          4.6 WITHDRAWALS AND INTEREST. No Member shall have the right to withdraw from the Company or receive any return or interest on any portion of its Capital Contribution except as otherwise provided herein.

          4.7 RETURN OF CAPITAL. No Member shall be entitled to the return of all or any part of its Capital Contribution except in accordance with the provisions of this Agreement.

          4.8 CAPITAL ACCOUNTS. The Company shall determine and maintain "Capital Accounts" for each member throughout the full term of the Company in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv), as such regulation may be amended from time to time. To the extent not inconsistent with such rules, the following shall apply:

          (a) The Capital Account of each Member shall be credited with (1) an amount equal to such Member's cash contributions including, without limitation, Purchase Price and Development Costs to the extent set forth in this Agreement, and the agreed fair market value of property contributed to the Company by such Member (net of liabilities securing such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) and (2) such Member's share of the Company's Net Profits (or items thereof) and Gain from a Capital Transaction. The Capital Account of each Member shall be debited by (1) the amount of cash distributions to such Member and the agreed fair market value of property distributed to such Member (net of liabilities assumed by such Member and liabilities to which such distributed property is subject) and (2) such Member's share of the Company's Net Losses (or items thereof) and Loss from a Capital Transaction.

          (b) Upon the transfer of an Interest in the Company after the date of this Agreement, (x) if such transfer does not cause a termination of the Company within the meaning of Section 708(b)(1)(B) of the Code, the Capital Account of the transferor Member that is attributable to the transferred Interest will be carried over to the transferee Member but, if the Company has a
Section 754 election in effect, the Capital Account will not be adjusted to reflect any adjustment under Section 743 of the Code, or (y) if such transfer causes a termination of the Company within the meaning of Section 708(b)(1)(B) of the Code, the income tax consequences of the deemed distribution of the Property and of the deemed immediate contribution of the Property to a new company (which for all other purposes continues to be the Company) shall be governed by the relevant provisions of Subchapter K of Chapter 1 of the Code and the regulations promulgated thereunder, and the initial Capital Accounts of the Members in the new company shall be determined in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(d), (e), (f), (g) and (1), and thereafter in accordance with
SECTION 4.8(A).

          (c) Upon (i) the "liquidation of the Company" (as hereinafter defined), (ii) the "liquidation of a Member's interest in the Company" (as hereinafter defined), (iii) the distribution of money or property to a Member as consideration for an Interest in the Company, or (iv) the contribution of money or (if permitted pursuant to (a) above) property to the Company by a new

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or existing Member as consideration for an Interest in the Company, or upon any transfer causing a termination of the Company for tax purposes within the meaning of Section 708(b)(1)(B) of the Code, then adjustments shall be made to the Members' Capital Accounts in the following manner: all Property of the Company which is not sold in connection with such event shall be valued at its then "agreed value". Such agreed value shall be used to determine both the amount of gain or loss which would have been recognized by the Company if the Property had been sold for its agreed value (subject to any debt secured by the Property) at such time, and the amount of Net Cash Flow or Net Proceeds, as the case may be, which would have been distributable by the Company pursuant to
SECTION 6.2 if the Property had been sold at such time for said value, less the amount of any debt secured by the Property. The Capital Accounts of the Members shall be adjusted to reflect the deemed allocation of such hypothetical gain or loss in accordance with SECTION 6.1. The Capital Accounts of the Members (or of a transferee of a Member) shall thereafter be adjusted to reflect "book items" and not tax items in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(G) and 1.704-1(b)(4)(i).

          (d) For purposes of this SECTION 4.8, (i) the term "liquidation of the Company" shall mean (A) a termination of the Company effected in accordance with this Agreement, which shall be deemed to occur, for purposes of this
ARTICLE IV, on the date upon which the Company ceases to be a going concern and is continued in existence solely to wind-up its affairs, or (B) a termination of the Company pursuant to Section 708(b)(1) of the Code; (ii) the term "liquidation of a Member's interest in the Company" shall mean the termination of the Member's entire interest in the Company effected by a distribution, or a series of distributions, by the Company to the Member; and (iii) the term "agreed value" shall mean, with respect to the Property, such value as is determined by the Members.

          4.9 LIABILITY. No Member shall be liable under a judgment, decree or order of a court, or in any other manner for a debt, obligation or liability of the Company. Additionally, no Member shall be required to lend any funds to the Company or to pay any contributions, assessments or payments to the Company except the initial Capital Contributions set forth in EXHIBIT "A" and the Capital Contributions provided for in SECTION 4.1.


                                      ARTICLE V

                           RIGHTS AND DUTIES OF THE MEMBERS

          5.1  MANAGEMENT.

          (a) MANAGEMENT OF THE COMPANY. The day-to-day business and affairs of the Company shall be managed by the Members, who, acting unanimously, shall have the exclusive power and authority, on behalf of the Company, to take any action of any kind not inconsistent with the provision of this Agreement and to do anything and everything they deem necessary or appropriate to carry on the business and purposes of the Company. There shall not be a "manager" (within the meaning of the Act) of the Company. The Members are, to the extent of their rights and powers set forth in this Agreement, agents of the Company for the purpose of the Company's business, and the actions of the Members taken in accordance with such rights and

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powers shall bind the Company.   Day-to-day decisions with respect to the
construction of the Improvements, as defined in SECTION 3.1(B), the Real Property parking agreement and/or the acquisition of the Real Property shall be made only with the Unanimous Consent of the Members. Additionally, any choice with respect to the following major decisions shall be made only with the Unanimous Consent of the Members: (i) sale or other transfer of all or substantially all of the Company's assets; (ii) any indebtedness secured or to be secured by the Property or with recourse to the Members; (iii) sale of the Property; (iv) merger, liquidation, dissolution, reorganization or voluntary filing for bankruptcy by the Company; (v) leasing of the Property; or (vi) development of the Property (collectively, "Major Decisions").

          (b) The Members shall carry on, manage and conduct the Company business and shall devote so much of their time thereto as shall be reasonably necessary. The Members shall not be obligated to devote all of their time and effort to the Company and its affairs.

          (c) All deeds, bills of sale, mortgages, leases, contracts of sale, bonds, notes, or other contracts, documents, agreements, instruments or writings binding the Company shall bind the Company and be effective for all uses and purposes if signed on behalf of the Company by all of the Members.

          5.2 NO MANAGEMENT POWERS OF THE MEMBERS. The Members in such capacity shall have no voice or participation in the management of the Company business, and no power to bind the Company or to act on behalf of the Company in any manner whatsoever, except as specifically provided in this Agreement.

          5.3 MANAGER'S FEES AND REIMBURSEMENT OF EXPENSES. The Members shall receive no compensation for acting as managers of the Company. All bona fide costs and expenses actually incurred in connection with the organization of the Company and the ongoing operation or management of the business of the Company shall be borne by the Company, provided that they have been approved in advance, in writing, by the Members. The Company, promptly upon receipt of a written request for reimbursement, accompanied by reasonably acceptable evidence that the bona fide costs and expenses have been incurred by the requesting Member, shall reimburse such Member for all bona fide out-of-pocket costs and expenses incurred by it in connection with the organization and business of the Company.

          5.4 MEETINGS. Meetings of the Members shall not be held unless the Members, in their sole discretion, decide to call a meeting of the Members for any purpose.

          5.5 BANK ACCOUNTS. The Company shall establish and maintain accounts in financial institutions (including, without limitation, national or state banks, trust companies or savings and loan institutions) in such amounts as the Members may deem necessary from time to time. The funds and income of the Company, including, without limitation, rental income from the operation of the Property, shall be collected by the TMM (as hereinafter defined) and deposited in such accounts, and shall not be commingled with the funds of the Members or any Affiliates thereof. All Company disbursements must be approved by the Members, however, Company checks, after approval by the Members, may be signed by any Member of the

Company or by any individual authorized by the Members to sign checks on behalf of the Company.

          5.6 INDEMNITY. The Company (but not the Members) shall indemnify and hold harmless the Members and their respective directors, officers, agents and employees from any claims, cost, loss damage or expense (including reasonable attorney's fees and costs), liability, judgments or causes of action (collectively, "Losses") incurred by them by reason of any acts or omissions performed or omitted by them for or on behalf of the Company, unless such Losses were caused by (i) the applicable Member's fraud, gross negligence or willful misconduct; or (ii) the Member's violation of law. Notwithstanding any language to the contrary contained in this Agreement, a Member shall have personal liability for the Company's indemnity in the event that the Losses are directly caused by the gross negligence or willful misconduct of such Member.

          5.7 RELIANCE ON AUTHORITY OF MEMBERS. Any Person dealing with the Company, other than another Member, may rely on the authority of the Members without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.



                                     ARTICLE VI

                           ALLOCATIONS AND DISTRIBUTIONS

          6.1    ALLOCATIONS OF PROFITS AND LOSSES AND GAIN OR LOSS ON SALE.

          (a) NET PROFITS. The Net Profits of the Company, for each fiscal year of the Company, shall be allocated among the Members as follows:

                 (i)     First, to the Members in an amount equal to, and in
                    proportion to, the aggregate amount of Net Losses theretofore allocated to each Member;

                 (ii)    Second, pro rata among the Members until the aggregate
                    amount of Net Profits allocated pursuant to this subsection
                    (a)(ii) for the current and all prior years equals the aggregate amount of distributions theretofore made to such Members pursuant to SECTION 6.2(A)(I); and

                 (iii)   Thereafter in proportion to their respective Interests
                    in the Company.

                 Any credit available for income tax purposes shall be allocated among the Members in proportion to their respective Interests in the Company.

          (b) GAIN ON SALE. Gain from a Capital Transaction shall be allocated in the following order:

                 (i) There shall first be allocated to those Members, if any, who have deficit balances in their Capital Accounts immediately prior to such transaction, an amount of such gain equal to the aggregate amount of such deficit balances, which amount shall be allocated in the same proportion as such deficit balances.

                 (ii) There shall next be allocated to each of the Members gain equal to the amount by which (x) the aggregate cash proceeds derived from such transaction distributable to each Member in accordance with the provisions of SECTION 6.2(B), assuming such amounts are distributable, exceeds (y) the positive balance, if any, in such Member's Capital Account after such Member's Capital Account has been adjusted to reflect the gain allocated to such Member pursuant to paragraph (i) above; provided, however, that if there shall be an insufficient amount of gain determined by this paragraph, then the gain shall be allocated to the Members in proportion to the respective amounts determined pursuant to this paragraph.

                 (iii) Any remaining gain shall be allocated among the Members in proportion to their respective Interests in the Company.

                 (iv) If the Company shall realize, upon such transaction, gain which is treated as ordinary income under Section 1245 or 1250 of the Code, such ordinary income shall be allocated to the Members who receive the allocation of the depreciation or cost recovery deduction that generated the ordinary income, which amount shall be allocated in the same proportions as such deductions.

                 (v) Notwithstanding the foregoing, any cash payments made to a Member pursuant to SECTIONS 6.2(A) AND 6.3(A) for interest and in repayment of the principal on any Default Loan shall not be treated as an amount that reduces the Capital Account of the Member receiving such amount.

          (c) NET LOSSES. Net Losses of the Company shall be allocated among the Members as follows:

                 (i)     First, Depreciation Deductions shall be allocated among
                    the Members in proportion to their initial Capital Contributions made pursuant to SECTION 4.1(A);

                 (ii)    Second, to those Members, if any, that have positive
                    balances in their Capital Accounts, an amount of such loss equal to the aggregate amount of such positive Capital Account balances which amount shall be allocated in the same proportion as such positive balances; and

                 (iii)   Thereafter to the Members in proportion to their
                    respective Interests in the Company.

          (d) LOSS ON SALE. Loss from a Capital Transaction from the sale or other disposition of all or substantially all of the Property shall be allocated in the following order:

                 (i)     There shall first be allocated to those Members, if
                    any, who have positive balances in their Capital Accounts, an amount of such loss equal to the aggregate amount of such positive balances, which amount shall be allocated in the same proportion as such positive balances; and

                 (ii)    The balance of such loss shall be allocated to the
                    Members in proportion to their respective Interests in the Company.

          (e)    SPECIAL RULES REGARDING ALLOCATIONS.

                 Notwithstanding the foregoing provisions of SECTION 6.1:

                 (i) In accordance with sections 704(b) and (c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company (including all or part of any deemed capital contribution under section 708 of the Code) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company and its agreed value. In the event that Capital Accounts are ever adjusted pursuant to Treasury Regulation section 1.704-1(b)(2) to reflect the fair market value of any of the Property, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for tax purposes, take account of any variation between the adjusted basis of such asset and its value as adjusted in the same manner as required under section 704(c) of the Code and the Treasury Regulations thereunder.

                 (ii) At no time shall any allocation of losses be made to a Member if such allocation would cause the deficit in the Member's Capital Account, if any, to exceed his "Company minimum gain" or "Member non-recourse debt minimum gain" (as defined in Treasury Regulation Sections 1.704-2(b)(2) and (g)(1) and (i)(2) and (5), respectively), and any losses not allocated to a Member by reason of this clause (ii) shall be allocated to each Member whose deficit, if any, in the Member's Capital Account of such Member shall not exceed his allocable share of such minimum gain by reason of such allocation, or to the Members who bear the economic risk of loss attributable to such losses, and subsequent profits shall be allocated to Members to the extent losses have previously been allocated to them pursuant to this SECTION 6.1(C)(II).

                 (iii) Non-recourse deductions, as defined in Treasury Regulations Section 1.704-2(b), shall be allocated among the Members in proportion to their Interests. Member non-recourse deductions shall be allocated among the Members in the proportion to which they share the economic risk of loss with respect to the Member non-recourse debt to which such deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

                 (iv) If there is a net decrease in the Company minimum gain (within the meaning of Treasury Regulation Section 1.704-2(g)(2)) for a Company taxable year, then, before any allocations are made for such year other than those pursuant to clause (ii) above, each Member with a share of the Company minimum gain at the beginning of the year shall be allocated items of Company income and gain for such year (and, if necessary for subsequent years) in an amount equal to each Member's share of the net decrease in Company minimum gain as determined in accordance with Treasury Regulation Section 1.704-2(f) in a manner so as to satisfy the requirements of said Treasury Regulation.

                 (v) If, during any taxable year, there is a net decrease in Member non-recourse debt minimum gain, then, before any other allocations are made for such year other than those pursuant to clause (ii) above, each Member with a share of the Member non-recourse debt minimum gain at the beginning of the year shall be allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in an amount equal to each Member's share of the net decrease in Member non-recourse debt minimum gain as determined in accordance with Treasury Regulation Section 1.704-2(i)(4) in a manner so as to satisfy the requirements of said Treasury Regulation.

                 (vi) If, during any taxable year, a Member unexpectedly receives, or, as of the end of such year, is reasonably expected to receive, an adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulation Section 1.704-1(b)(2)(ii)(d), and if such adjustment, allocation or distribution would cause at the end of the taxable year a deficit balance in such Member's Capital Account in excess of his allocable share of minimum gain as described above, then such Member shall be allocated items of income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount and in a manner sufficient to eliminate such excess balance as quickly as possible before any other allocation is made for such year, other than pursuant to clause (ii) and (iii) above, so as to satisfy the requirements of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) (qualified income offset).

                 (vii) In the event any Member has a deficit balance in his Capital Account at the end of the fiscal year which is in excess of the sum of
(A) the amount such Member is obligated to restore pursuant to any provision of this Agreement, if any, and (B) the amount of such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible.

          6.2    DISTRIBUTIONS OF NET CASH FLOW.

                  (a) The Company shall distribute Net Cash Flow to the Members at such times as the Members shall determine (but not less often than quarterly), in the following order of priority:

          (i)    First, to MCHP in an amount equal to its Unpaid Preferred
                 Return;

          (ii) Second, to the Members in proportion to their Unrecovered Capital Contributions (excluding MCHP's Capital Contribution in the amount of the Purchase Price) until their Unrecovered Capital Contributions (excluding MCHP's Capital Contribution in the amount of the Purchase Price) have been reduced to zero; and

         (iii) Third, the balance shall be distributed to the Members in proportion to their respective Interests.

          (b) Notwithstanding any provision in this Agreement to the contrary, all payments of principal and interest on any Default Loan made on behalf of a Noncontributing Member shall, except as permitted below, be made by the Company to the Contributing Member out of the first distributions of Net Cash Flow otherwise due to the Noncontributing Member pursuant to
SECTION 6.2(A) and shall be treated for all purposes of this Agreement as amounts distributed to the Noncontributing Member and paid by such Member to the Contributing Member on account of the Default Loan.

          6.3    DISTRIBUTIONS OF NET PROCEEDS.

                 (a) The Company shall distribute Net Proceeds to the Members as soon as practicable after the occurrence of the event giving rise to the Net Proceeds, in the following order of priority:

                    (i) First, to MCHP in an amount equal to its Unpaid Preferred Return;

                    (ii) Second, to the Members in proportion to their
                         Unrecovered Capital Contributions (including MCHP's Capital Contribution in the amount of the Purchase Price) until their Unrecovered Capital Contributions (including MCHP's Capital Contribution in the amount of the Purchase Price) have been reduced to zero; and

                  (iii) Third, the balance shall be distributed to the Members in proportion to their respective Interests.

          (b) Notwithstanding any provision in this Agreement to the contrary, all payments of principal and interest on any Default Loan made on behalf of a Noncontributing Member shall, except as permitted below, be made by the Company to the Contributing Member out of the first distributions of Net Proceeds otherwise due to the Noncontributing Member pursuant to SECTION 6.3(A) and shall be treated for all purposes of this Agreement as amounts distributed to the Noncontributing Member and paid by such Member to the Contributing Member in full or partial satisfaction of the Default Loan.

          6.4    SPECIAL RULES REGARDING DISTRIBUTIONS.

                 (a) No distribution shall be declared and paid if, after the distribution is made: (i) the Company would be unable to pay its debts as they become due in the usual course of business, or (ii) the fair market value of the Company's assets would be less than the sum of its liabilities.

                 (b) All amounts withheld pursuant to the Code or any provisions of state and local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to
SECTION 6.2 or SECTION 6.3.


                                    ARTICLE VII

                                  TRANSFERABILITY

          7.1    RESTRICTIONS ON TRANSFERABILITY.

                 (a) No Member may Transfer all, or any portion, of its Interest except as specifically provided herein and except by operation of law as a result of the Involuntary Withdrawal of such Member.

                 (b)     Intentionally Deleted.

                 (c) Notwithstanding anything to the contrary set forth herein, and without inferring or implying any restriction on the Transfer of the membership rights of the members of Columbia's members, upon prior written notice to the other Members, the members of Columbia may freely Transfer or provide an option to Transfer their interests in Columbia to a corporation, partnership, limited liability company or other person or entity; PROVIDED, HOWEVER, that following any of such Transfers (including, without limitation, Transfers of the membership rights of the members of Columbia's members), the controlling interest in Columbia is held by Joseph A. Panepinto and Peter A. Mangin, who shall continue to act jointly as the Member's Representative for Columbia. The term "controlling interest" shall be defined to be such interest that would allow Joseph A. Panepinto and Peter A. Mangin jointly to absolutely govern, oversee, supervise, operate, direct and manage Columbia, whether directly or indirectly, without the consent, authorization or approval of any other person or entity.

                 (d) Notwithstanding anything to the contrary set forth herein, upon prior written notice to the other Members, MCHP shall have the right at any time and from time to time to transfer its Interest to (i) an Affiliate of MCHP, or (ii) any person or entity which acquires all or any substantial portion of the assets of MCHP or Mack-Cali Realty, L.P., whether by an asset or stock sale and purchase, merger or other transaction, without the consent of the other Members.

     (e) Each Member hereby acknowledges the reasonableness of the prohibitions contained in this SECTION 7 in view of the purposes of the Company and the relationship of the Members. The Transfer of any Interest in violation of the prohibitions contained in this SECTION 7 shall be deemed invalid, null and void, and of no force or effect ab initio, and shall not bind or be recognized by the Company. Any Person to whom an Interest is attempted to be transferred in violation of this SECTION 7 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company, or have any other rights in or with respect to the Company.

     (f) No Member shall have the right or power to Voluntarily Withdraw from the Company.

     (g) Upon the occurrence of an Involuntary Withdrawal, the successor of the withdrawn Member shall only be entitled to receive any distributions that otherwise would have been distributable to the withdrawn Member. No such successor shall have no right to exercise any other rights of a Member under this Agreement, including, without limitation, (i) voting or management rights in the Company; (ii) the right to demand that distributions be made by the Company; or (iii) the right to demand a dissolution or liquidation of the Company.

     (h) In the event any Member (the "Departing Member") ceases to be a member at any time prior to the expiration of the term of this Company, and the Company or its business is continued without the Departing Member, all documents and records of the Company including, without limitation, all financial records, vouchers, canceled checks and bank statements, up to the date of the termination of the Departing Member's interest, shall belong to the Members which continue as Members (the "Surviving Members"), and shall be delivered to the Surviving Members.

     (i)  Intentionally Deleted.

     (j) Any transferee of all or any portion of a Member's Interest shall be entitled to receive allocations and distributions attributable to the Interest acquired by reason of such Transfer from and after the effective date of the Transfer; HOWEVER, anything to the contrary herein notwithstanding, the Company shall be entitled to treat the transferor of such Interest as the absolute owner of the transferred Interest in all respects, and shall incur no liability for allocations of net income, net losses, or gain or loss of the Property, or transmittal of reports and notices required to be given to the Members hereunder which are made in good faith to such transferor until such time as the written Transfer has been received by the Company, approved and recorded on its books and the effective date of the Transfer has passed. Provided that the Company has actual notice of any Transfer of the Interest of the Member, the effective date of such Transfer on which the transferee shall be deemed a transferee of record shall be the date set forth on the written instrument of the Transfer.

          7.2 DISSOCIATION. "Dissociation" means, with respect to any Member, the Involuntary Withdrawal of such Member from the Company due to occurrence of any of the following events:

                 (A) the Member is deemed to have automatically withdrawn from the Company due to the fact that the Member:

                    (1)  becomes a debtor in bankruptcy;

                    (2)  executes an assignment for the benefit of creditors;

                    (3) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or substantially all of the Member's properties;

                    (4) fails, within 90 days after the appointment, without the Member's consent or acquiescence, of a trustee, receiver or liquidator of the Member or of all or substantially all of the Member's properties, to have the appointment vacated or stayed, or fails within 90 days after the expiration of a stay to have the appointment vacated; or

                    (5) is dissolved or is having its business affairs wound up.

                 (B) In the event that there are more than two Members, the Members (other than the applicable Member) unanimously vote to expel the applicable Member on the basis that:

                    (1) it is unlawful to carry on the business of the Company with the Member;

                    (2) there has been an attempted Transfer of that Member's Interest not expressly permitted under this Agreement, or a court order charging the Member's Interest; or

                    (3) the Member is a corporation and 90 days have transpired since the filing of a certificate of dissolution, the revocation of its charter or the suspension of its right to conduct business by the jurisdiction of its formation, and there has been no revocation of the certificate of dissolution or no reinstatement of its charter or its right to conduct business.

                 (C) An order of a court of competent jurisdiction, upon the application of the Company or any Member, requiring the Member's withdrawal.

                                    ARTICLE VIII

                          ADMISSION OF SUBSTITUTE MEMBERS

          8.1    ADMISSION OF SUBSTITUTE MEMBERS.

          (a) No Transfer of all or any part of a Member's Interest permitted to be made under this Agreement shall be binding upon the Company unless and until a duplicate original of such assignment or instrument of transfer, duly executed and acknowledged by the assignor and the assignee/transferee, has been delivered to the Company.

          (b) As a condition to the admission of any Substitute Member, as provided in this Article, the entity or person so to be admitted shall execute and acknowledge such instruments, in form and substance reasonably acceptable to the Members, as the Members may deem necessary or desirable, to effectuate such admission and to confirm the agreement of the person to be admitted as such Member and to be bound by all of the covenants, terms and conditions of this Agreement, as the same may be amended.

          (c) Any person to be admitted as a Substitute Member pursuant to the terms of this Agreement shall, as a condition of admission as a Member, pay all reasonable expenses in connection with such admission as a Member, including, but not limited to, the cost of the preparation, filing and publication of any amendment to this Agreement and/or the Articles of Organization of the Company which the Members deem necessary or desirable in connection with such admission.

          8.2    BANKRUPTCY OF A MEMBER.  Notwithstanding the provisions of
SECTION 7.2 to the contrary, in the event of the bankruptcy of a Member, the successor in interest of such Member may be admitted to the Company as a Substitute Member in the place and stead of the bankrupt Member in accordance with this Article upon the written consent of the Members, which consent may be withheld or delayed in the Members' sole discretion. No such successor in interest shall be deemed to be a Substitute Member unless so admitted.

          8.3 ALLOCATIONS TO SUBSTITUTED MEMBERS. The other Members may, at their option, at the time a Substitute Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro-rata allocations of loss, income and expense deductions to a Substitute Member for that portion of the Company's tax year in which a Substitute Member was admitted, in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

          8.4 FURTHER CONDITIONS. Notwithstanding anything to the contrary contained in this Agreement, no sale or exchange of an interest in the Company may be made if the interest sought to be sold or exchanged, when added to the total of all other interests sold or exchanged within the period of twelve (12) consecutive months prior thereto, results in the termination of the Company under the provisions of Section 708 of the Code without the prior written Unanimous Consent of the Members, which consent may be withheld or delayed in their sole discretion.

                                     ARTICLE IX

                            DISSOLUTION AND TERMINATION

          9.1 DISSOLUTION. The Company shall be dissolved upon the occurrence of any of the following events:

          (a)    the written Unanimous Consent of Members;

          (b) the entry of a decree of judicial dissolution under Section 702 of the Act; or

          (c)    upon the sale of all of the Property.


          9.2 DISTRIBUTION OF ASSETS UPON DISSOLUTION. In settling accounts after dissolution, the liabilities of the Company shall be entitled to payment in the following order:

          (a) liabilities to creditors including Members who are creditors to the extent otherwise permitted by law, other than liabilities for distributions to Members;

          (b)    reasonable reserves as determined by the Members; and

          (c)    liabilities to Members of the Company in accordance with
Section 6.2 provided, however, that no Member shall receive distributions in excess of such Member's positive Capital Account balance after its Capital Account has been adjusted to reflect all allocations of income, gain, loss and deductions attributable to the Dissolution Event pursuant to Section 9.1.

          9.3 WINDING UP. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of each Member, such Member shall have no recourse against any other Member. The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Members, who are hereby authorized to take all actions necessary to accomplish such distribution including, without limitation, selling any Company assets the Members deem necessary or appropriate to sell.

          9.4 CERTIFICATE OF CANCELLATION. Within ninety (90) days following the dissolution and commencement of winding up of the Company, or at any time there are no Members, Certificate of Cancellation shall be executed and filed pursuant to Section 42:2B-15 of the Act, and shall contain the information required by Section 42:2B-14 of the Act.

                                      ARTICLE X

               FINANCIAL STATEMENTS, BOOKS, RECORDS, TAX RETURNS, ETC.

          10.1 BOOKS OF ACCOUNT. The Members, at the expense of the Company, shall maintain, at the principal office of the Company, complete books of account, in which there shall be entered, fully and accurately, every transaction of the Company and shall include the following:

          (a) A current list of the full name and last known business address of each Member;

          (b) A copy of the Certificate of Formation of the Company and all amendments thereto;

          (c) Copies of the Company's federal, state, and local income tax returns and reports, if any, for the three most recent years; and

          (d) Copies of the Company's currently effective written Agreement and copies of any financial statements of the Company for the three most recent years. The fiscal year of the Company shall be the calendar year. The books of account of the Company shall be kept on a tax accounting basis applied in a consistent manner. All determinations by the TMM (defined in Section 10.5 below) with respect to the treatment of any item or its allocation for Federal, state, or local tax purposes shall be binding upon all of the Members. Any Member shall have the right, from time to time, at its own expense, to cause its accountants and representatives to examine and audit the books and records of the Company, and the Members upon not less than five days' written notice shall make such books and records available for such examinations and audits at reasonable hours during business days.

          10.2 FINANCIAL STATEMENTS AND REPORTS. The Company shall cause the Accountants to furnish each Member with a balance sheet and an annual statement of the Company's income and expenses for such year, and the Capital Account of each Member as of the end of such year, no later than one-hundred twenty (120) days after the close of the fiscal year of the Company. The report shall contain a balance sheet as of the end of the fiscal year, an income statement and a statement of Members' equity and changes in financial position for the fiscal year. The Company shall send to each Member such information and reports as are reasonably requested by such Member in order to enable them to more effectively manage their respective Interests and be fully informed about the affairs of the Company.

          10.3 RETURNS AND OTHER ELECTIONS. The Members shall at the expense of the Company cause the Accountant to prepare and timely file all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company's fiscal year.

          10.4 ELECTION UNDER SECTION 754 OF THE CODE. In the event of any transaction described in Section 743(b) of the Code and permitted by the provisions of this Agreement, the Company shall, upon the timely written request of the person succeeding to an Interest in the Company in such transaction, make the election provided for in Section 754 of the Code or a similar provision enacted in lieu thereof, to adjust the basis of the Property of the Company.
The Member requesting said election shall pay all costs and expenses incurred by the Company in connection therewith.

          10.5 TAX MATTERS MEMBER. MCHP is hereby designated the Tax Matters Member (the "TMM") of the Company for purposes of Chapter 63 of the Code and the Treasury Regulations thereunder.

          (a) Each Member shall furnish the TMM with such information as the TMM may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the parties in accordance with Section 6223 of the Code.

          (b) No Member shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of company items for any Company taxable year without first notifying the other Members. If the other Members agree with the requested adjustment, the TMM shall file the request for administrative adjustment on behalf of the Company. If the Members do not reach agreement within 30 days or within the period required to timely file the request for administrative adjustment, if such period is shorter, any Member may file a request for administrative adjustment on its own behalf. If, under
Section 6227 of the Code, a request for administrative adjustment which is to be made by the TMM must be filed on behalf of the Company, the TMM shall also file such a request on behalf of the Company under the circumstances set forth in the preceding sentence.

          (c) If any Member intends to file a petition under Section 6226 or 6228 of the Code with respect to any company item or other tax matter involving the Company, the Member so intending shall notify the other Members of such intention and the nature of the contemplated proceeding. Such notice shall be given in a reasonable time to allow the other Members to participate in the choosing of the forum in which such petition will be filed. If the Members do not agree on the appropriate forum, the petition shall be filed with the United States Tax Court. If any Member intends to seek review of any court decision rendered as a result of the proceeding instituted under the preceding part of this subsection, such party shall notify the others of such intended action.

          (d) The TMM shall not bind the other Members to a settlement agreement without the approval of a majority in interest of the Members. If any Member enters into a settlement agreement with the Secretary of the Treasury with respect to any Company items, as defined by Section 6231(a)(3) of the Code, it shall notify the other Members of such settlement agreement and its terms within thirty days from the date of settlement.

                                      ARTICLE XI

                                      INSURANCE

          11.1  MINIMUM INSURANCE REQUIREMENTS.

          (a) The Company shall carry and maintain in force the following insurance, the premium for which shall be a cost and expense of the Company:

                 (i) Worker's Compensation Insurance (including Employee's Liability Insurance for an amount not less than $500,000) covering all employees of the Company, if any, employed in, on or about the Property of the Company to provide statutory benefits as required by the laws of the State of New York;

                 (ii) Comprehensive General Liability Insurance (including protective liability coverage on operations of independent contractors engaged in construction and also blanket contractual liability insurance) for the benefit of the Company and the Members as named insureds against claims for "personal injury" liability including, without limitation, bodily injury, death or property damage liability with a limit of not less than $10,000,000 in the event of "personal injury" to any number of person or of damages to property arising out of any one occurrence; such insurance may be furnished under a "primary" policy and an "umbrella" policy.

             (iii) Except to the extent provided by a contractor and provided that the Company is listed as an additional insured, all Risks Builder's Risk Insurance on any new construction, including coverage against collapse, written on a completed value basis in an amount not less than the total value of the improvements under construction (less the value of such of the Improvements as are uninsurable under the policy, i.e., site preparation, grading, paving, parking lots, excepting, however, foundations and other under-surface installations subject to collapse or damage by other insured perils) including, if applicable, the coverage available under the so-called Installation Floater, all in form and amount as may from time to time be required by any mortgagee of any improvements under construction;

                 (iv) To the extent not provided by tenants that occupy the Property and provided that the Company is named as an additional insured, Fire, Extended Coverage and Vandalism and Malicious Mischief Insurance on the completed improvements in an amount not less than the balance of any institutional mortgages on the Property or such other amount (at no time, however, less than the principal balance secured by said mortgages) as may be required to prevent the Company and the Members from becoming co-insurer under the terms of the applicable policy, but in any event, in an amount not less than 90% of the then actual replacement cost of the improvements (exclusive of excavation and foundation costs and costs of underground tanks, conduits, pilings and other similar underground items) without deduction for physical depreciation thereof; such insurance on the completed improvements shall contain the "Replacement Cost Endorsement";

                 (v) To the extent not provided by the tenants who occupy the and provided that the Company is named an additional insured, in the event that such equipment is installed in the improvements, boiler and machinery equipment insurance in the amount of $200,000 or such greater amount as approved by the Members covering boilers, pressure vessels, pressure piping, all major components and of any central air-conditioning or heating system and such additional equipment as Approved by the Members at any time;

                 (vi) If the improvements are situated in an area now or subsequently designated as having special flood hazards as defined by the Flood Disaster Production Act of 1973, as amended from time to time, flood insurance in an amount equal to the replacement cost of the improvements or the maximum amount of flood insurance available, whichever is the lesser; and

                (vii) Such other insurance or such additional coverage, including, but not limited to, insurance on rental income, as may be Approved by the Members or required by the holder of any mortgage covering the improvements or any governmental authorities.

          (b) All such policies of insurance shall be delivered to the Company and shall name the Company as named insureds as their respective interests may appear. Any such insurance may be effected under blanket policies, and as to any such insurance so effected certificates of such insurance may be delivered to the Company in place of policies thereof. All such insurance shall be effected under policies issued by insurers Approved by the Members, shall be in forms and for amounts approved by the Members, and shall be in compliance with applicable laws and loan documents.



                                    ARTICLE XII

                                       BUY-SELL

          12.1   BUY-SELL.

          (a) In the event that the Members, despite good faith efforts, cannot agree with respect to any Major Decision, either Member may deliver a written notice to the other (the "Impasse Notice"), which Impasse Notice shall specify the matter upon which the Members cannot agree and shall summarize the position of the Member delivering the Impasse Notice with respect thereto. No less than thirty (30) days following delivery of the Impasse Notice, in the event that the Members continue to be unable to agree as to the matter set forth in the Impasse Notice, either Member, so long as it is not then in default hereunder (the "Initiating Member"), may give the other Member (the "Responding Member") a written notice (the "Buy-Sell Notice") setting forth the all-cash price (the "Price") which the Initiating Member would be willing to pay for the Property and all other Company assets, which Price shall be based upon bona fide written evidence (the "Buy-Sell Backup"), such as a fully executed letter of intent, of the verifiable terms and conditions of an arms-length transaction with a bona fide third party. No Member may deliver a Buy-Sell Notice unless such Buy-Sell Notice shall also (i) contain a statement of the amount of cash (the "Interest Price") which would be received by each Member if the Property and all other Company assets were sold at the Price and on such other terms and conditions as are set forth in the Buy-Sell Notice and the Net Proceeds (calculated assuming that it is necessary to repay all Company indebtedness) of such sale were distributed to the Members pursuant to this Agreement; and (ii) be accompanied by the Buy-Sell Backup upon which the Price and the Interest Price set forth in the Buy-Sell Notice are based. The Responding Member will be required no later than 120 days after the receipt of the Buy-Sell Notice (the "120-day Period") either to elect to purchase the Initiating Member's Interest at the Interest Price of the Initiating Member, or to sell its own Interest to the Initiating Member at the Interest Price of the Initiating Member. Failure by the Responding Member to deliver written notice of such election within the 120-day Period shall constitute an election by the Responding Member to sell its Interest in the Company to the Initiating Member; PROVIDED, HOWEVER, that the 120-day Period shall be tolled for a period not to exceed the earlier to occur of (a) the issuance of the Independent Appraiser's (as defined below) report or (b) sixty
(60) days, in the event that the Responding Member properly exercises its right to seek an appraisal pursuant to SECTION 12.1(E). Notwithstanding the foregoing, in the event that the impasse over a Major Decision is caused by Columbia's disapproval of the equity contribution required from the Company pursuant to the transaction proposed by MCHP, then Columbia, within thirty (30) days from its receipt of an Impasse Notice from MCHP, shall have the right to deliver to MCHP a written notice of Columbia's disapproval of such equity contribution requirements (the "Disapproval Notice"). MCHP, upon receipt of such Disapproval Notice within the requisite thirty (30) day period, shall, for a period of sixty (60) days from MCHP's receipt of the Disapproval Notice, and prior to delivering a Buy-Sell Notice to Columbia, use good faith efforts to assist Columbia in obtaining market rate financing for Columbia's portion of the equity contribution required from the Company pursuant to the transaction proposed by MCHP; PROVIDED, HOWEVER, that MCHP's failure to obtain such financing on behalf of Columbia shall not limit MCHP in the timely exercise of its rights as set forth herein.

          (b) Upon the making (or deemed making) of the election to buy or sell by the Responding Member, the Members shall be deemed to have entered into a binding agreement for the sale and purchase of the Property and the selling Member's Interest in the Company. Within ten (10) days of the Initiating Member's receipt of the Responding Member's election notice (or after the expiration of the 120-day Period if no election notice was given), the Members shall select a mutually acceptable closing date, which shall be a date not more than thirty (30) days thereafter.

          (c) At the closing, the selling Member shall execute such instruments and documents in form and substance as are reasonably acceptable to counsel to the purchasing Member and as are necessary or appropriate to transfer the interest of the selling Member in the Company to the purchasing Member (or its designee) free and clear of all liens, claims and encumbrances (other than those created thereon in order to secure any indebtedness of the Company), and to withdraw from the Company, against receipt by the selling Member, in good funds, of the Interest Price of the selling Member and releases and/or indemnifications provided below, and the selling Member shall thereafter have no further right, title or interest in the Company, the Real Property, or any other assets of the Company.

          (d)    Intentionally Deleted.

          (e) In the event that the Responding Member disagrees with the Initiating Member's calculation of the Price and/or the Interest Price, the Responding Member shall have the right within thirty (30) days after its receipt of the Initiating Member's Buy-Sell Notice, to demand in writing that the Price and/or the Interest Price be determined by three (3) disinterested independent appraisers. One such appraiser shall be chosen by the Initiating Member who shall bear the cost of such appraiser. The second appraiser shall selected by the Responding Member who shall bear the cost of such appraiser. The third appraiser (the "Independent Appraiser") shall be chosen by the two appraisers previously chosen by the parties and the cost of such Independent Appraiser shall be shared equally by the parties. The calculation of the Independent Appraiser shall be based solely upon the information set forth in the Buy-Sell Backup; and shall be binding upon the Members unless (i) the Independent Appraiser's calculation of the Price and/or the Interest Price differs from the Initiating Member's calculation by less than two percent (2.0%), or (ii) the Independent Appraiser's written report is not delivered to the Members within sixty (60) days from the date the Responding Member demands that the Price and/or the Interest Price be determined by the appraisal method set forth above, in either of which events the Initiating Member shall have the right to select the Price and/or Interest Price to be used herein.

          (f) In the event that the Responding Member disputes only the Initiating Member's calculation of the Interest Prices, then such dispute shall be resolved by a single arbitrator, which shall be one of the "big 6" accounting firms, pursuant to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

          (g) A Member's failure to close as set forth above shall constitute a default under this Agreement, which default shall entitle the non-defaulting Member to any and all remedies available at law or in equity, including, without limitation, specific performance.

          (h) Notwithstanding anything herein to the contrary, in the event that MCHP is the Initiating Member at any time during the first three (3) years from the date hereof, Columbia shall have the right, within seventy-five (75) days from receipt of MCHP's Buy-Sell Notice, to remit to MCHP all Capital Contributions made by MCHP, in which event MCHP shall immediately withdraw from the Company and shall be released from any and all Losses arising under or relating to this Agreement from and after the date of such withdrawal.


                                     ARTICLE XIII

                                    MISCELLANEOUS

          13.1 NOTICES. Any notice, demand, election or other communication (hereinafter called a "notice") that, under the terms of this Assignment or under any statute, must be or may be given by the parties hereto shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage-prepaid, by hand delivery or by reputable overnight courier, addressed as follows:

               To MCHP:

                 c/o Mack-Cali Realty Corporation
                 11 Commerce Drive
                 Cranford, New Jersey 07016
                 with separate notices to:
                 Attention: Thomas Rizk, Chief Executive Officer, and Roger W. Thomas, Esq., General Counsel and Executive Vice President
                 Fax No.:  (908) 272-6755
                 Tel. No.:  (908) 272-8000

               with a copy to:

                 Pryor, Cashman, Sherman & Flynn
                 410 Park Avenue
                 New York, New York  10022
                 Attention: Andrew S. Levine, Esq.
                 Fax No.:  (212) 326-0806
                 Tel. No.:  (212) 326-0425


               To Columbia:

                 Columbia Development Company, LLC
                 30 Montgomery Street
                 Jersey City, New Jersey 07302
                 Fax No.:  (201) 938-1503
                 Tel. No.:  (201) 798-2500
                 Attn.:  Joseph A. Panepinto and
                          Peter G. Mangin

               with a copy to:

                 Schumann, Hanlon, Doherty, McCrossin & Paolino
                 30 Montgomery Street
                 Jersey City, New Jersey 07302
                 Attention: Eugene T. Paolino, Esq.
                 Fax No.:  (201) 434-3956
                 Tel. No.:  (201) 434-2000

          All copies of notices to be sent to any party hereunder shall be sent in the same manner as required for notices. Either party may designate, by notice in writing to the other, a new or other address to which notices shall thereafter be given. Any notice given hereunder (other than a notice of a new address or additional address for notice purposes) shall be deemed given (i) when hand delivered, upon receipt;
(ii) when mailed, four (4) business days after being deposited with the United States Postal Service; (iii) when overnighted, one (1) business day after being deposited with an overnight courier service as hereinabove provided. Any notice of a new or additional address for notice purposes shall be deemed given on the date upon which the same is received by the addressee thereof. Counsel for any Member shall be authorized to send notices on behalf of such Member.

          13.2 COMPLETE AGREEMENT; INTEGRATION. This Agreement fully sets forth all of the agreements and understandings of the parties with respect to the Company and supersedes any prior agreements of the parties. There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter of this Agreement which are not expressly set forth herein.

          13.3 OTHER INTERESTS OF THE MEMBERS. Any Member, as well as any of its Affiliates, may engage in and possess an interest in other business ventures of every nature and description, independently or with others, including the real estate business in all its aspects, and neither the Company nor any other Member shall have any rights in and to such independent ventures or the profits, losses, income or distributions derived therefrom, including, without limitation, the development of a multi-tower office, retail hotel and/or residential complex on the Harborside site by CHFA or its designee.

          13.4 LIMITATION ON MEMBER LIABILITY. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent expressly provided in the Act.

          13.5 AMENDMENTS. This Agreement may be amended only upon the Unanimous Consent of the Members.

          13.6 SEVERABILITY. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, the applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company engages in business. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected, but rather shall be enforced to the full extent permitted by law.

          13.7 RATIFICATION. Each person who becomes a Member in the Company after the execution and delivery of this Agreement shall, by becoming a Member, be deemed thereby to ratify and agree to all prior actions taken by the Company and the Members.

          13.8 BINDING UPON SUCCESSORS. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns, and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement shall become effective upon its execution and delivery by the Members.

          13.9 RIGHTS OF THIRD PARTIES. None of the provisions of this Agreement shall be construed as having been made for the benefit of any creditor of either the Company or any of the Members, nor shall any of such provisions be enforceable (except as otherwise required by law) by any person not a party hereto.

          13.10 GOVERNING LAW. Irrespective of the place of execution or performance, the validity and construction of this Agreement shall be governed by the laws of New Jersey.

          13.11 CAPTIONS. The captions, headings and titles contained in this Agreement are solely for convenience of reference and shall not affect the interpretation of this Agreement or of any provision hereof.

          13.12 AFFILIATE TRANSACTIONS. The Members shall not cause or permit the Company to enter into any agreement or arrangement with a Member or any Affiliate thereof, other than on commercially reasonable arms-length terms acceptable to the Members, which shall be entitled to prior notice of such agreements or arrangements and a copy of the applicable contract for review.

          13.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one instrument.

          13,14 SENSE AND GENDER OF WORDS. All terms and words used in this Agreement, regardless of the sense or gender in which they are used, shall be deemed to include each other sense and gender unless the context requires otherwise.

          13.15 VENUE AND JURISDICTION. The Members agree to be subject to the juris-diction of the courts of New Jersey and the Federal District Court for the State of New Jersey.

          13.16 MEMBER'S REPRESENTATIVES. For the purposes of this Agreement, both Peter Mangin and Joseph A. Panepinto jointly shall be the Member's Representatives authorized to make decisions on behalf of Columbia and its transferees, successors and assigns, such that MCHP and its agents and employees shall be entitled to rely on decisions jointly made by Peter Mangin and Joseph
A. Panepinto as binding upon Columbia, its transferees, successors and assigns. For the purposes of this Agreement, any duly elected officer or director of MCHP shall be the Member's Representative authorized to make decisions on behalf of MCHP, such that Columbia and its agents and employees shall be entitled to rely on decisions made by such officer or director as binding upon MCHP, it successors and assigns.



                     [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

          IN WITNESS WHEREOF, the parties hereto have executed and acknowledged this Agreement as of the date first above written.

                         M-C HARSIMUS PARTNERS L.P.


                         BY: MACK-CALI REALTY, L.P., ITS GENERAL PARTNER

                              By: Mack-Cali Realty Corporation, its General Partner

                                   By:
                                      ----------------------------
                                      Name:
                                      Title:


                              COLUMBIA DEVELOPMENT COMPANY, L.L.C.
                              BY:  COLUMBIA CHARTER GROUP, L.L.C.

                                   By:
                                      ----------------------------
                                      Name:
                                      Title:  Member


                              BY:  ATLANTIS CHARTER COMPANY, L.L.C.

                                   By:
                                      ----------------------------
                                      Name:
                                      Title:  Member

EXHIBIT A


                        MEMBERS' INITIAL CAPITAL CONTRIBUTIONS

     Each of MCHP and Columbia, shall make the following contributions as their initial Capital Contributions to the Company:

                 MCHP                        $ 1,000.00
                 Columbia                      1,000.00
                                             ----------

                              Total          $ 2,000.00
                                             ==========

                                     EXHIBIT B


                              SCHEDULE OF ENCUMBRANCES

                                      EXHIBIT C


              MEMBERS' INTERESTS IN THE COMPANY PURSUANT TO SECTION 4.2



MCHP                                    50%
Columbia                                50%
                                      -----

     Total                         100%
                                  =====